SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 6, 2006

PHOENIX TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-17111	04-2685985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 Murphy Ranch Road, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 570-1000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 7, 2006, the Board of Directors of Phoenix Technologies Ltd. (the “Company”) announced the appointment of Woodson Hobbs as President and Chief Executive Officer of the Company, effective as of September 6, 2006. In connection with Mr. Hobbs’ appointment, the Company and Mr. Hobbs have reached agreement as to the basic terms of his employment, which are summarized as follows.

Offer Letter

Pursuant to Mr. Hobbs’ offer letter dated September 6, 2006, Mr. Hobbs will be an at-will employee of the Company. Mr. Hobbs’ annual base salary will be $420,000, payable semi-monthly. In addition, Mr. Hobbs will be eligible to receive a performance bonus, based on criteria established by the Company’s Board of Directors, currently targeted at 75% of Mr. Hobbs’ annual base salary. Along with the first installment of his semi-monthly salary payment, the Company will pay Mr. Hobbs $157,500, which is 50% of his first-year performance bonus. The payment of any bonus amounts thereafter will be solely at the discretion of the Board of Directors of the Company.

Stock Option Agreement

Pursuant to Mr. Hobbs’ stock option agreement, dated September 6, 2006, Mr. Hobbs is granted a non-qualified stock option on September 6, 2006, to purchase 900,000 shares of common stock of the Company, par value $0.001 per share, with an exercise price of $5.05, which is the closing price of the Company’s common stock on September 6, 2006. Subject to certain vesting acceleration contained in Mr. Hobbs’ severance and change of control agreement (as described below), 1/4 of the option will vest on September 6, 2007, and 1/48 of the option will vest each month thereafter, conditioned on Mr. Hobbs’ continued employment with the Company. Mr. Hobbs may elect to exercise this option with respect to unvested shares and enter into a restricted stock purchase agreement providing the Company with a repurchase right for the unvested shares. Such repurchase right will lapse at the same rate as the option would have otherwise vested.

Restricted Stock Purchase Agreement

Pursuant to Mr. Hobbs’ restricted stock purchase agreement dated September 6, 2006, Mr. Hobbs will receive on September 27, 2006, a grant of 100,000 shares of restricted stock. Subject to certain vesting acceleration in Mr. Hobbs’ severance and change of control agreement (as described below), the restricted stock vests (and the Company’s right to repurchase the stock lapses) with respect to 50% of the shares on September 6, 2008, and as to 12.5% of the shares every six months thereafter, conditioned on Mr. Hobbs’ continued employment with the Company.

The options and restricted shares were granted outside of the terms of any existing Company incentive plan and without shareholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).

Severance and Change of Control Agreement

Pursuant to Mr. Hobbs’ severance and change of control agreement dated September 6, 2006, in the event that the Company terminates Mr. Hobbs’ employment for a reason other than “Cause” (as defined in the agreement), death, or disability, or if Mr. Hobbs terminates his employment with the Company for “Good Reason” (as defined in the agreement), Mr. Hobbs is entitled to the following: (i) all accrued vacation and other benefits due to Mr. Hobbs through the date of termination in accordance with the Company’s then existing employee benefit plans, (ii) continuing severance pay for a minimum of six (6) months from the date of such termination, and if Mr. Hobbs has been employed with the Company for at least four (4) months prior to the date of such termination, then up to a maximum of twelve (12) months of continuing severance pay, (iii) if Mr. Hobbs is terminated after the Company’s fiscal year ended September 20, 2007, a bonus equal to the full number of months of Mr. Hobbs’ employment with the Company during the fiscal year in which the termination occurs, divided by twelve (12), and multiplied by Mr. Hobbs’ bonus, if any, for the previous fiscal year, (iv) company paid coverage for Mr. Hobbs and his dependents for the time period in which the continuing severance payments under (ii) above are made, and (v) the vested portion of any stock options held by Mr. Hobbs on the date of such termination will remain exercisable for a period of six (6) months following such termination.

If, during the period beginning on the date a definitive agreement for a “Change of Control” (as defined in the agreement) of the Company is signed and ending twelve (12) months thereafter, Mr. Hobbs is terminated by the Company for a reason other than Cause, disability, or death, or if Mr. Hobbs terminates employment for Good Reason, Mr. Hobbs is entitled to the following: (i) the benefits described in items (i) through (v) in the paragraph immediately above, (ii) the 100,000 shares of restricted stock granted to Mr. Hobbs effective September 27, 2006, and any other equity awards granted to Mr. Hobbs (other than the stock options granted to Mr. Hobbs on September 6, 2006) shall become fully vested, (iii) if the change of control occurs: (A) by March 6, 2007, then 300,000 of the 900,000 options granted to Mr. Hobbs on September 6, 2006 shall become fully vested, (B) after March 6, 2007 and before September 6, 2007, then 600,000 of the 900,000 options granted to Mr. Hobbs on September 6, 2006 shall become fully vested, and (C) on or after September 6, 2007, then all 900,000 shares underlying the option shall become fully vested, (iv) if, as of the date of Mr. Hobbs’ termination of employment, the sum of (A) the severance payments to be made to Mr. Hobbs, (B) the unearned portion of Mr. Hobbs’ prepaid bonus of $157,500 for fiscal year 2007, and (C) the acceleration value any equity granted to Mr. Hobbs is less than $500,000, then the Company shall pay for the difference between $500,000 and the sum of items (A), (B), and (C).

In the event that the payments under Mr. Hobbs’ severance and change in control agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and would subject Mr. Hobbs to the excise tax under Section 4999 of the Code, Mr. Hobbs is entitled to the either (i) the full payments provided under the Severance and

Change in Control Agreement, or (ii) such lesser amount which would result in no portion of such payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account all applicable income and excise taxes, would result in a greater after-tax benefit to Mr. Hobbs.

Mr. Hobbs’ right to receive the payments described in his Severance and Change of Control Agreement is subject to his signing and not revoking a separation and release of claims agreement with the Company.

Indemnification Agreement

The Company and Mr. Hobbs entered into the Company’s standard form of indemnification agreement for officers and directors. Under this agreement, to the extent not otherwise covered by the Company’s directors and officers insurance policy, the Company agrees to indemnify each of its officers and directors that are parties to this agreement for any expenses and costs incurred by such officer or director in the event that such officer or director is party to (or threatened to be a party to) a legal proceeding by reason of the fact that such officer or director is or was an agent of the Company, or by reason of anything done or not done by such officer or director in any such capacity.

The description in this Item 1.01 of the terms of the offer letter, stock option agreement, restricted stock purchase agreement, severance and change of control agreement, and standard form of indemnification agreement (collectively, the “Agreements”) is qualified in its entirety by reference to the full text of the Agreements filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 7, 2006, the Company issued a press release announcing the appointment of Mr. Hobbs as Chief Executive Officer. Mr. Hobbs also was elected to serve as member of the Board of Directors.

As more fully described in the press release attached hereto as Exhibit 99.1, Mr. Hobbs, 59, was most recently CEO and President of Intellisync, the number two wireless email company. Prior to heading Intellisync, Mr. Hobbs served as interim CEO for several enterprise software and consumer technology companies. As an interim CEO, Mr. Hobbs worked with investors and the venture capital community and managed startups, including FaceTime, Tradenable and BigBook, during transition periods varying from four months to over one year. He acquired accounts and relationships with industry leaders, converted companies to successful business models, and accomplished premium service levels and profitability.

The description of the material terms of Mr. Hobbs’ employment in Item 1.01 and the full text of the Agreements filed as exhibits to this Current Report on Form 8-K are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
10.1	Offer Letter

10.2	Stock Option Agreement

10.3	Restricted Stock Purchase Agreement

10.4	Severance and Change of Control Agreement

10.5	Form of Indemnification Agreement

99.1	Press Release dated September 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX TECHNOLOGIES LTD.

By:	/s/ Scott C. Taylor
Scott C. Taylor Senior Vice President, General Counsel and Secretary

Date: September 11, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Offer Letter

10.2	Stock Option Agreement

10.3	Restricted Stock Purchase Agreement

10.4	Severance and Change of Control Agreement

10.5	Form of Indemnification Agreement

99.1	Press Release dated September 7, 2006.